UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________ Form 8-K ________________
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 30, 2009
Micrus Endovascular Corporation (Exact name of registrant as specified in its charter)

Delaware	000-51323	23-2853441
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

821 Fox Lane, San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

(408) 433-1400 (Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

     On September 30, 2009, Micrus Endovascular Corporation (the “Company”), entered into a Distribution Agreement (the “ IDS Distribution Agreement ”) with IDS (Hong Kong) Ltd. (“ IDS ”) pursuant to which IDS shall serve as the Company’s exclusive distributor of implantable and disposable medical devices used in the treatment of neurovascular diseases (the “Products”) in Hong Kong and China.

    Pursuant to the IDS Distribution Agreement, IDS will promote and market the Company’s Products in Hong Kong and China and is required to purchase a certain amount of the Products over the five year term of the agreement in order to maintain its exclusive distributor status in such territories, escalating over the five year term.  The minimum purchase requirement commences on the date when the Products are included in the National Reimbursement List of Interventional Medical Devices issued by the Minister of Health of the People’s Republic of China. The Company will supply IDS with its requirements for the Products and has granted IDS a license to use certain of the Company’s trademarks in connection with IDS’ sale and distribution of the Products in Hong Kong and China. The term of the IDS Distribution Agreement is five years, subject to the right of the parties to terminate earlier based upon the occurrence of certain events.

    In connection with the IDS Distribution Agreement, the Company has also entered into an agreement with IDS whereby the Company has agreed to provide marketing and sales support to IDS.

Item 1.02. Termination of a Material Definitive Agreement.

    On September 30, 2009, the Company notified Beijing Tian Xin Fu Medical Appliance Co. LTD (“TXF”) that the Company has terminated its distribution agreement with TXF. The Company took this action based on its belief that TXF had failed to perform its obligations under this agreement. The Company previously disclosed the material terms of this agreement in its Current Report on Form 8-K dated July 31, 2007, as filed with the Securities and Exchange Commission on August 3, 2007, which disclosure is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRUS ENDOVASCULAR CORPORATION (Registrant)

Date: October 6, 2009	By: /s/ Gordon T. Sangster Gordon T. Sangster Chief Financial Officer